EXHIBIT 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Upexi, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. References to the “Company,” “we,” “us” and “our” refer to Upexi, Inc. and not to any of our subsidiaries.

The following is a summary of the material provisions of our common stock and does not purport to be complete. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our certificate of incorporation and our bylaws, copies of which are listed as exhibits to our filings with the Securities and Exchange Commission (the “SEC”).

General

The total number of shares of all classes of stock which the Company shall have authority to issue is 310,000,000 shares which shall be divided into two classes as follows:

(1) 300,000,000 shares of Common Stock (Common Stock), par value $0.00001; and

(2) 10,000,000 shares of Preferred Stock (Preferred Stock), par value $0.00001.

Common Stock

Voting Rights: The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our certificate of incorporation does not provide for cumulative voting in the election of directors.  Except in respect of matters relating to the election of directors and as otherwise provided in our certificate of incorporation, bylaws, or required by law, the affirmative vote of a majority of votes cast affirmatively or negatively on the matter shall be the act of the stockholders.  In the case of the election of directors, nominees must be approved by a plurality of the votes cast.

Dividend Rights: Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation Rights: Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Preferred Stock

Our board of directors has the authority, subject to the limitations prescribed by Delaware law, to issue Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The board of directors with respect to each series will determine whether the holders of the shares of such class or series of Preferred Stock shall be entitled to vote, as a class, series or otherwise, on any and all matters of the Company to which holders of Common Stock are entitled to vote. Each share of Series A Preferred Stock is entitled to ten votes on each matter to come before the Annual Meeting. Unless otherwise required by our certificate of incorporation or the Delaware General Corporation Law, or the DGCL, our Common Stock and Preferred Stock vote as a single class on all matters.

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Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Provisions of the Delaware General Corporation Law, or the DGCL and our certificate of incorporation, and bylaws could make it more difficult to acquire our Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholders value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our Common Stock.

Stockholder Meetings

The DGCL provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Our certificate of incorporation or bylaws do not authorize any other persons to call a special meeting.

No Cumulative Voting

The DGCL provides that the certificate of incorporation may permit cumulative voting in the election of directors. Our certificate of incorporation does not provide for cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

Our bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law.

Our certificate of incorporation provides that each person who serves or has served as a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law prohibits our certificate of incorporation from limiting the liability of our directors for the following: (i) any breach of the director’s duty of loyalty to us or to our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Law of Delaware, and (iv) any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our bylaws, as amended, do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

The limitation of liability and indemnification provisions provided for in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuances without stockholder approval, except as required by the listing standards of the NASDAQ Capital Market and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

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